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                                                                      EXHIBIT 99


                   SCOTT PAPER DIRECTORS APPROVE STOCK SPLIT

                       QUARTERLY DIVIDENDS ARE ALSO SET
                       --------------------------------

PHILADELPHIA, Pa., April 19, 1995 -- The directors of Scott Paper Company have approved a two-for-one stock split to take effect on May 12, 1995 for shareholders of record on April 28, 1995.

Scott Chairman and Chief Executive Officer Albert J. Dunlap said the move will enable the Company, which is the world's largest manufacturer and marketer of sanitary tissue products, to broaden its investor base and make its shares more accessible to the average investor.

"This action underscores our faith in the future of Scott Paper Company, "Dunlap said, We've put ourselves in fighting trim to meet global competition head-on and win, while continuing to assign the highest priority to increasing shareholder value. We believe the split will enable a wider range of investors to participate in Scott's equity growth."

In other action yesterday, the directors declared a post-split quarterly dividend of 10 cents per share on Scott's common shares, payable June 10, 1995 to shareholders of record on May 25, 1995. Because the dividend follows the stock split, this dividend amount maintains the same level of payout to shareholders in effect prior to the split.

The directors also declared the regular dividend of 85 cents per share on the $3.40 cumulative senior preferred shares and $1 on the $4 cumulative senior preferred shares, both payable August 1, 1995 to shareholders of record on July 18, 1995.

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